Exhibit 99.2

  Pediatrix Reports Non-GAAP EPS of 75 Cents for 2007 Second Quarter

      Introduces 2007 Second Half EPS Guidance of $1.58 to $1.62

            Announces $100 Million Share Repurchase Program


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Aug. 7, 2007--Pediatrix Medical Group, Inc., (NYSE: PDX) today reported non-GAAP earnings per share of 75 cents for the three months ended June 30, 2007.

    During the 2007 second quarter, Pediatrix reported:

    --  Revenue of $226.8 million, up 11 percent from the comparable
        2006 period;

    -- Non-GAAP operating income growth of 16 percent, to $60.0 million, coupled with continued margin expansion;

    --  Cash flow from operations of $67.1 million.

    "Our results for the 2007 second quarter mark continued progress in advancing a national group practice model that allows physicians to focus on patient care while managing the administrative functions of our practice with increasing efficiency," said Roger J. Medel, M.D., Chief Executive Officer of Pediatrix. "We are confident that there are ample opportunities for us to sustain our historical growth rates through the continued execution of a proven strategy that adds value to physicians practicing in a number of specialties."

    In this press release, Pediatrix will compare its results based on both generally accepted accounting principles (GAAP) and adjusted, or non-GAAP, to exclude certain items. The Company believes that excluding these items allows investors to have a more meaningful understanding of the Company's operating results. These specific non-GAAP, or adjusted, items include expenses of $1.8 million incurred during the 2007 second quarter associated with the Company's recently completed stock option review, and a gain of $1.6 million on the sale of the Company's aircraft during the 2006 second quarter. Pediatrix provides a detailed reconciliation of non-GAAP to GAAP items in the tables accompanying this press release.

    Pediatrix's net patient service revenue increased by 11 percent to $226.8 million for the three months ended June 30, 2007, from $203.8 million for the comparable 2006 period. Revenue growth was driven by a combination of higher patient volume for physician services, improved reimbursement and acquisitions. Overall same-unit revenue for the 2007 second quarter increased by 8.7 percent, as compared with the same period of 2006, which includes same-unit revenue growth attributable to higher patient volume, of 5.3 percent. During the 2007 second quarter, neonatal intensive care unit patient days increased by 4.2 percent on a same-unit basis.

    For the 2007 second quarter, Pediatrix reported operating income of $58.2 million, which compares with $53.6 million for the 2006 second quarter. Adjusted operating income grew by 16 percent, to $60.0 million for the 2007 period, from $51.9 million, adjusted, for the comparable 2006 period.

    Adjusted operating margin expanded by 99 basis points, to 26.5 percent for the 2007 second quarter from the prior-year period, largely as a result of continued strong general and administrative expense management. When adjusted, Pediatrix's general and administrative expenses increased by 6 percent for the 2007 second quarter, when compared with the 2006 second quarter, and general and administrative expenses as a percent of revenue declined by 62 basis points year over year.

    Pediatrix's effective tax rate for the 2007 second quarter increased to 39.25 percent, as compared to 37.25 percent for the prior-year period. This increase reflects the Company's adoption of Financial Accounting Standards Board's Interpretation No. 48, as well as tax law changes in Texas.

    Pediatrix's net income for the 2007 second quarter was $36.3 million, which compares with $33.5 million for the 2006 second quarter. Adjusted net income of $37.4 million for the 2007 period increased by 15 percent from $32.6 million for the comparable prior-year period.

    On a per share basis, Pediatrix earned 72 cents for the three months ended June 30, 2007, based on a weighted average 50.1 million shares outstanding, which compares with 68 cents, based on a weighted average 49.5 million shares outstanding, for the comparable 2006 period.

    Adjusted earnings per share of 75 cents for the 2007 second quarter were up 13 percent from 66 cents, adjusted, for the 2006 second quarter.

    For the three months ended June 30, 2007, Pediatrix had cash flow from operations of $67.1 million.

    At June 30, 2007, Pediatrix had cash and cash equivalents of $136.6 million. Net accounts receivable were $132.8 million and Pediatrix had no amounts outstanding under its $225 million revolving credit facility at the end of the 2007 second quarter.

    For the six months ended June 30, 2007, presented solely on a GAAP basis, Pediatrix's net patient service revenue was $441.3 million, up 13 percent from the prior-year period. Operating income was $96.8 million for the first half of 2007, and was impacted by expenses of $9.7 million associated with the Company's stock-option review and accruals for payments related to Internal Revenue Code Section 409A. Pediatrix's operating income was $91.1 million for the first half of 2006. Net income for the first half of 2007 was $61.9 million, compared with $56.9 million for the first half of 2006. On a per share basis, Pediatrix earned $1.24 for the first half of 2007, based on a weighted average 50.0 million shares outstanding, which compares with EPS of $1.16 based on a weighted average 49.2 million shares outstanding for the first half of 2006.

    Pediatrix has completed three physician group practice acquisitions during 2007, including neonatal physician groups in San Francisco, California, and Munster, Indiana, and a pediatric cardiology group practice in San Antonio, Texas. Pediatrix has used approximately $16 million of its cash thus far this year for physician group practice acquisitions.

    Guidance for the Remainder of 2007

    Pediatrix also announced that it expects to earn $1.58 to $1.62 per share for the second half of 2007. Pediatrix's guidance reflects the higher effective tax rate for all of 2007 and does not include the impact from expenses associated with the Company's stock option review beyond June 30, 2007.

    The Company's guidance is based on the following key assumptions:

    -- Projected same-unit patient volume growth of 3 to 5 percent at neonatal intensive care units staffed by its physicians;

    -- Improved reimbursement from third-party payors of 2 to 4 percent; and

    -- Estimated contributions from cash investments of $50 million to $55 million to acquire physician group practices within its core neonatal, maternal-fetal and pediatric subspecialty care throughout 2007, as well as contributions from acquisitions completed during 2007.

    Share Repurchase

    Pediatrix's Board of Directors has authorized the Company to repurchase up to $100 million of its common stock through open market purchases, from time to time, based on price, general market and economic conditions and trading restrictions. Pediatrix has not included any possible impact of this share repurchase program in its current earnings guidance.

    Reconciliation of Non-GAAP Information

    This press release contains non-GAAP information, including income from operations, operating margin, net income and earnings per share which is adjusted for certain items as set forth below. Pediatrix believes that this non-GAAP information is useful to management and investors reviewing financial and business trends related to its results of operations and that when non-GAAP information is viewed with GAAP information, investors are provided with a meaningful understanding of Pediatrix's ongoing operating financial performance. This information is not intended to be considered in isolation, or as a substitute of GAAP financial information. The following tables reconcile non-GAAP financial information to income from operations, net income, and net income per common share, which Pediatrix believes are the most comparable GAAP measures:


                         Non-GAAP Adjustments
                                                   Three Months Ended
                                                   June 30,  June 30,
                                                     2007      2006
                                                   --------- ---------
                                                     (in thousands,
                                                     except for per
                                                       share data)
                                                   -------------------

Net patient service revenue                        $226,810  $203,807

GAAP general and administrative expenses             29,839    24,820
  Gain on sale of aircraft                                      1,630
  Stock option review expense                        (1,800)
                                                   --------- ---------
Non-GAAP general and administrative expenses         28,039    26,450

GAAP operating income                                58,239    53,560
   Net adjustments                                    1,800    (1,630)
                                                   --------- ---------
Non-GAAP operating income                            60,039    51,930

GAAP income tax provision                           (23,463)  (20,169)
   Net adjustments                                     (706)      800
                                                   --------- ---------
Non-GAAP income tax provision                       (24,169)  (19,369)

GAAP net income                                      36,315    33,458
   Net adjustments                                    1,094      (830)
                                                   --------- ---------
Non-GAAP net income                                  37,409    32,628

Net income per common and common equivalent share
 (diluted):
GAAP EPS                                           $   0.72  $   0.68
   Adjustment                                          0.03     (0.02)
                                                   --------- ---------
Non-GAAP EPS                                       $   0.75  $   0.66
Weighted average shares used in computing net
 income per common and common equivalent share
 (diluted)                                           50,125    49,461

    Investor conference call

    Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly results at 11 a.m. Eastern Time today. The conference call Webcast may be accessed from the Company's website, www.pediatrix.com. A telephone replay of the conference call will be available from 2:30 p.m. Eastern Time today through midnight Eastern Time August 21, 2007 by dialing 800-475-6701, access code 883077. The replay will also be available at www.pediatrix.com.

    About Pediatrix

    Pediatrix Medical Group, Inc. is the nation's leading provider of neonatal, maternal-fetal and pediatric physician subspecialty services. Pediatrix physicians and advanced practitioners are reshaping the delivery of care within the maternal-fetal, neonatal intensive care and pediatric cardiology subspecialties, using evidence-based tools, continuous quality initiatives and clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 240 neonatal intensive care units, and in many markets they collaborate with affiliated maternal-fetal medicine, pediatric cardiology physician subspecialists and pediatric intensivists to provide a clinical care continuum. Combined, Pediatrix and its affiliated professional corporations employ more than 950 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe", "hope", "may", "anticipate", "should", "intend", "plan", "will", "expect", "estimate", "project", "positioned", "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors". Additional factors include, but are not limited to, uncertainties related to: the possible discovery of additional facts beyond those reviewed by the Audit Committee in connection with its stock option review; possible litigation related to the matters investigated by the Pediatrix's Audit Committee or the restatements to Pediatrix's financial statements and other historical disclosures; and any regulatory actions of the SEC or the U.S. Attorney related to such matters.


                    Pediatrix Medical Group, Inc.
                  Consolidated Statements of Income
                             (Unaudited)
                               Three months ended   Six Months Ended
                               June 30,  June 30,  June 30,  June 30,
                                  2007      2006     2007       2006
                               --------- --------- --------- ---------
                                (in thousands, except for per share
                                                data)
                               ---------------------------------------

Net patient service revenue    $226,810  $203,807  $441,266  $391,486
                               --------- --------- --------- ---------
Operating expenses:
  Practice salaries and
   benefits                     126,662   114,419   257,607   226,988
  Practice supplies and other
   operating expenses             9,604     8,604    18,504    16,406
  General and administrative
   expenses                      29,839    24,820    63,454    52,212
  Depreciation and
   amortization                   2,466     2,404     4,939     4,752
                               --------  --------  --------  ---------

  Total operating expenses      168,571   150,247   344,504    300,358
                               --------  --------  --------  ---------

Income from operations           58,239    53,560    96,762    91,128

Investment income                 1,661       478     3,525       928
Interest expense                   (122)     (411)     (343)     (820)
                               --------  --------  --------  ---------

  Income before income taxes     59,778    53,627    99,944    91,236
Income tax provision            (23,463)  (20,169)  (38,047)  (34,351)

Net income                     $ 36,315  $ 33,458  $ 61,897  $ 56,885
                               ========= ========= ========= =========

Per share data:
  Net income per common and
   common equivalent share
   (diluted)                   $   0.72  $   0.68  $   1.24  $   1.16

  Weighted average shares used
   in computing net income per
   common and common
   equivalent share (diluted)    50,125    49,461    50,019    49,179


                       Balance Sheet Highlights
                                                        As of
                                                 June 30,    Dec. 31,
                                                   2007        2006
                                                ----------- ----------
                                                (Unaudited)
                                                -----------
                                                    (in thousands)
Assets:
Cash & cash equivalents                          $  136,606 $   69,595
Short-term investments                               14,535     65,660
Accounts receivable, net                            132,836    125,573
Other current assets                                 47,888     40,771
Other assets, property and equipment                857,106    833,571
                                                ----------- ----------
Total assets                                     $1,188,971 $1,135,170
                                                =========== ==========

Liabilities and shareholders' equity:
Accounts payable & accrued expenses              $  170,293 $  206,552
Total debt                                              527        860
Other liabilities                                    79,769     61,957
                                                ----------- ----------
Total liabilities                                   250,589    269,369
Shareholders' equity                                938,382    865,801
Total liabilities and shareholders' equity       $1,188,971 $1,135,170
                                                =========== ==========

    CONTACT: Pediatrix Medical Group, Inc.
             Bob Kneeley, 954-384-0175, ext. 5300
             Director, Investor Relation
             bob_kneeley@pediatrix.com